SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  September 23, 2011

SUPREME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8183	75-1670945
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

P.O. Box 237

2581 E. Kercher Road

Goshen, Indiana 46528

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (574) 642-3070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement

On September 23, 2011, Supreme Industries, Inc.  (“Supreme”) and its wholly-owned subsidiary, Supreme Indiana Operations, Inc. (collectively with Supreme, the “Companies”) entered into an employment agreement (the “Employment Agreement”) with their President and Chief Executive Officer, Kim Korth.  The term of the Employment Agreement is effective from September 1, 2011 through December 31, 2014.  Under the Employment Agreement, Ms. Korth will receive: (1) a monthly base salary of $31,666.66; (2) an annual cash bonus of up to fifty percent (50%) of her annual base salary subject to the achievement of applicable performance goals for each year after 2011; and (3) an equity award of either restricted stock or a stock option having a value equal to (approximately) fifty percent (50%) of her annual base salary.  If Ms. Korth is terminated by the Companies other than for “cause” as defined in the Employment Agreement or Ms. Korth terminates her employment for “good reason” as defined in the Employment Agreement, she will receive: (i) Base Salary and Equity Awards earned but unpaid through the date of termination, plus (ii) (1) if the termination of employment occurs in 2011 or 2012 (and either prior to a Change in Control or more than one year following a Change in Control), severance pay equal to nine (9) months Base Salary; (2) if the termination of employment occurs in 2013 or 2014 (and either prior to a Change in Control or more than one year following a Change in Control), severance pay equal to six (6) months Base Salary, or (3) if the termination of employment occurs on or within one year of a Change in Control, severance pay equal to one (1) year Base Salary, each in accordance with Supreme’s regular payroll practices beginning on the first payroll date occurring on or after the sixtieth (60th) day following her separation from service, plus (iii) a pro-rated Annual Bonus for the year of termination, payable at the same time as bonuses are otherwise paid to other similarly-situated executives of the Company, subject to achievement of applicable performance goals of the Company for the performance period (and of the Executive, based upon pro-rated individual goals for the period prior to termination).  Under the Employment Agreement, Supreme agrees to use commercial reasonable efforts to adopt an ownership transaction incentive plan that will provide certain executives, including Ms. Korth, with a bonus in the event of a sale of Supreme (or other “liquidity event”) based upon the excess of the value of the shares received by Supreme’s shareholders over the fair market value of Supreme’s stock on the date such plan was adopted.  The foregoing description is qualified in its entirety by reference to the Employment Agreement, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Indemnification Agreement

On September 23, 2011, Supreme entered into an indemnification agreement with its President and Chief Executive Officer, Kim Korth, who is also a director of Supreme (the “Indemnification Agreement”).  Under the Indemnification Agreement, in exchange for Ms. Korth’s service to Supreme and its affiliates, subject to certain exceptions, Supreme has agreed to indemnify Ms. Korth if she is involved, or threatened to be involved, in any threatened, pending, or completed investigation, claim, action, suit, or proceeding whether civil, criminal, administrative, or investigative as a result of her service as Supreme’s director and/or President and Chief Executive Officer, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by her in connection with the action. The foregoing description is qualified in its entirety by reference to the Indemnification Agreement, a copy of the which is being filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Employment Agreement by and among Supreme Industries, Inc., Supreme Indiana Operations, Inc., and Kim Korth dated to be effective September 1, 2011.

	10.2.	Indemnification Agreement by and between Supreme Industries, Inc. and Kim Korth dated September 23, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPREME INDUSTRIES, INC.

Date: September 29, 2011	By:	/s/ Matthew W. Long
Matthew W. Long
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement by and among Supreme Industries, Inc., Supreme Indiana Operations, Inc., and Kim Korth dated to be effective September 1, 2011.

10.2	Indemnification Agreement by and between Supreme Industries, Inc. and Kim Korth dated September 23, 2011.